Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

AMERICAN CAMPUS COMMUNITIES, INC.

AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Corporation”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to amend and restate its charter as currently in effect.

SECOND: The provisions of the charter which are now in effect and as amended hereby, stated in accordance with the Maryland General Corporation Law (“Charter”), are as follows:

ARTICLE I

NAME

The name of the Corporation is American Campus Communities, Inc.

ARTICLE II

DURATION

The duration of the Corporation is perpetual.

ARTICLE III

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to conduct any business for which corporations may be organized under the laws of the State of Maryland including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property directly or through one or more subsidiaries or affiliates; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing; and (iii) in general, to possess and exercise all the purposes, powers, rights and privileges granted to, or conferred upon, corporations by the laws of the State of Maryland now or hereafter in force, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the purposes herein enumerated, implied or incidental to the powers or purposes herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any such purposes.

The foregoing shall, except where otherwise expressed, in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of this Charter, or of any amendment hereto or restatement hereof, and shall each be regarded as independent, and shall each be construed as powers as well as purposes.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

ARTICLE V

BOARD OF DIRECTORS

The initial number of directors of the Corporation shall be three (3). From and after the date hereof, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, and shall be increased or decreased from time to time in such manner as may be prescribed in the Bylaws, but in no event shall there be less than three (3) or more than fifteen (15) directors. The names of the initial directors of the Corporation, who shall serve until their successors are duly elected and qualified are:

William C. Bayless, Jr.

Brian B. Nickel

Mark J. Hager

ARTICLE VI

AUTHORIZED STOCK

Section 6.1 Total Capitalization. The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and (ii) Eight Hundred Million (800,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having par value is Ten Million Dollars ($10,000,000).

Section 6.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as authorized by the Board of Directors. Prior to the issuance of shares of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

(b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

(f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g) Restrictions on the issuance of shares of the same series or of any other class or series.

(h) The voting rights, if any, of the holders of shares of the series.

(i) Any other relative rights, preferences and limitations on that series.

Subject to the express provisions of any other series of Preferred Stock then outstanding, and notwithstanding any other provision of this Charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Stock.

Section 6.3 Common Stock.

6.3.1 Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

6.3.2 Dividend Rights. The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

6.3.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation, the aggregate assets available for distribution to holders of shares of Common Stock shall be determined in accordance with applicable law. Each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock, that portion of such aggregate assets available for distribution as the number of shares of the outstanding Common Stock held by such holder bears to the total number of shares of outstanding Common Stock then outstanding.

6.3.4 Voting Rights. Except as may be provided in this Charter, and subject to the express terms of any series of Preferred Stock, the holders of shares of Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the stockholders of the Corporation, and shall be entitled to one (1) vote for each share of Common Stock entitled to vote at such meeting.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

“Articles of Incorporation” shall mean this Charter, as the same may be amended and/or restated from time to time.

“Beneficial Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as an owner of such Equity Shares either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. For purposes of determining the percentage ownership of Equity Shares by any Person, Equity Shares that may be acquired upon conversion, exchange or exercise of any securities of the Corporation or any securities of American Campus Communities Operating Partnership LP directly or constructively held by such Person, but not Equity Shares issuable with respect to the conversion, exchange or exercise of securities of the Corporation or securities of American Campus Communities Operating Partnership LP held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7.3.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean that Common Stock that may be issued pursuant to Article VI of the Articles of Incorporation.

“Common Stock Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. The number and value of shares of outstanding Common Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as an owner of such Equity Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Corporation” shall have the meaning set forth in the preamble to the Articles of Incorporation.

“Equity Shares” shall mean shares of the Corporation of all classes or series, including, without limitation, Common Stock and Preferred Stock.

“Equity Shares Ownership Limit” shall mean 9.8% by value of the aggregate of the outstanding Equity Shares, excluding any such outstanding Equity Share which is not treated as outstanding for federal income tax purposes. The value of the outstanding Equity Shares shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Individual” shall mean an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” shall mean the date upon which the Articles of Incorporation containing this Article VII are filed with the State Department of Assessments and Taxation of Maryland.

“IRS” shall mean the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the Common Stock on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean either or both the Common Stock Ownership Limit and the Equity Shares Ownership Limit.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Common Stock, provided that the ownership of such shares of Common Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned Equity Shares for another Person who is the beneficial transferee or owner of such Equity Shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2, the record holder of the Equity Shares if such Transfer had been valid under Section 7.2.1.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any direct or indirect issuance, sale, transfer, gift, assignment, devise, other disposition of Equity Shares as well as any other event that causes any Person to Beneficially Own or Constructively Own Equity Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Equity Shares), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Equity Shares), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7.3.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

Section 7.2 Restriction on Ownership and Transfers.

7.2.1 From the Initial Date and prior to the Restriction Termination Date:

(a) except as provided in Section 7.9, no Person shall Beneficially Own Common Stock in excess of the Common Stock Ownership Limit or Beneficially Own Equity Shares in excess of the Equity Shares Ownership Limit;

(b) except as provided in Section 7.9, no Person shall Constructively Own Common Stock in excess of the Common Stock Ownership Limit or Constructively Own Equity Shares in excess of the Equity Shares Ownership Limit; and

(c) no Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

7.2.2 If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Equity Shares in violation of Section 7.2.1, (i) then that number of Equity Shares that otherwise would cause such Person to violate Section 7.2.1 (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Equity Shares in violation of Section 7.2.1, then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1 shall, subject to Section 7.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

7.2.3 Subject to Section 7.12 and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

7.2.4 It is expressly intended that the restrictions on ownership and Transfer described in this Section 7.2 shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Equity Shares.

Section 7.3 Transfers of Equity Shares in Trust.

7.3.1 Upon any purported Transfer or other event described in Section 7.2.2, such Equity Shares shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

7.3.2 Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the Equity Shares held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Trust.

7.3.3 The Trustee shall have all voting rights and rights to dividends with respect to Equity Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that Equity Shares have been transferred to the Trustee shall be paid to the Trustee upon demand by the Purported Record Transferee, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Equity Shares. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Equity Shares held in the Trust and, subject to the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto (the “MGCL”), effective as of the date the Equity Shares has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Equity Shares prior to the discovery by the Corporation that the Equity Shares has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that the Equity Shares has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

7.3.4 Within twenty (20) days of receiving notice from the Corporation that Equity Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Equity Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the Equity Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Equity Shares at Market Price, the Market Price of such Equity Shares on the day of the event which resulted in the transfer of such Equity Shares to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Equity Shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Equity Shares have been transferred to the Trustee, such Equity Shares are sold by a Purported Record Transferee then (x) such Equity Shares shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such Equity Shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

7.3.5 Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the Equity Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Equity Shares at Market Price, the Market Price of such Equity Shares on the day of the event which resulted in the transfer of such Equity Shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Equity Shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Equity Shares shall thereupon be paid to the Charitable Beneficiary.

7.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Equity Shares held in the Trust would not violate the restrictions set forth in Section 7.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

Section 7.4 Remedies For Breach. If the Board of Directors of the Corporation or a committee thereof or other designees if permitted by law shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7.2 or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7.2, the Board of Directors or a committee thereof or other designees if permitted by law shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7.2.1, shall automatically result in the transfer to a Trust as described in Section 7.2.2 and any Transfer in violation of Section 7.2.3 shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

Section 7.5 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 7.2, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7.2.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 7.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Equity Shares on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors of the Corporation.

Section 7.7 Remedies Not Limited. Nothing contained in this Article VII (but subject to Section 7.12) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 7.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7.12). In the event Article VII requires an action by the Board of Directors and the Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VII. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Equity Shares in violation of Section 8.2.1, such remedies (as applicable) shall apply first to the Equity Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of Equity Shares held by each such Person.

Section 7.9 Exceptions.

7.9.1 Subject to Section 7.2.1(c), the Board of Directors of the Corporation shall exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Common Stock in excess of the Common Stock Ownership Limit and from the limitation on a Person owning Equity Shares in excess of the Equity Share Ownership Limit if the Board determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Common Stock to violate the Common Stock Ownership Limit or any Individual’s Beneficial Ownership of Equity Shares to violate the Equity Shares Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

7.9.2 Subject to Section 7.2.1(c), the Board of Directors shall exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Common Stock in excess of the Common Stock Ownership Limit or Constructively Owning Equity Shares in excess of the Equity Shares Ownership Limit, as set forth in Section 7.2.1(b), if the Board determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity whose operations are in whole or in part attributed under Section 856 to the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

7.9.3 Subject to Section 7.2.1(c) and the remainder of this Section 7.9.3, the Board of Directors may from time to time increase the Ownership Limits for one or more Persons and decrease the Ownership Limits for all other Persons; provided, however, that the decreased Ownership Limits will not be effective for any Person whose percentage ownership in Common Stock or Equity Shares, as the case may be, is in excess of such decreased Ownership Limits until such time as such Person’s percentage of Common Stock or Equity Shares, as the case may be, equals or falls below the decreased Ownership Limits, but any further acquisition of Common Stock or Equity Shares, as the case may be, in excess of such percentage ownership of Common Stock or Equity Shares, as the case may be, will be in violation of the Ownership Limits, and, provided further, that the new Ownership Limits would not allow five or fewer Persons to Beneficially Own more than 50% in value of the outstanding Common Stock or Equity Shares, as the case may be.

7.9.4 Prior to granting a person an exemption under Section 7.9.1 or 7.9.2, the Board of Directors may require such Person (i) to submit to the Board of Directors such information as the Board of Directors, in its reasonable discretion, may require in order to make the determinations set forth in Section 7.9.1 or 7.9.2 and (ii) to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2) will result in such Common Stock or Equity Shares, as the case may be, being transferred to a Trust in accordance with Section 7.2.2. Prior to granting any exception pursuant to Section 7.9.1 or 7.9.2, the Board of Directors may require, but shall not be obligated to require, a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of

Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 7.10 Legends. Each certificate for Equity Shares shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S ARTICLES OF INCORPORATION, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION OR MAY BENEFICIALLY OR CONSTRUCTIVELY OWN A COMBINATION OF SHARES OF THE CORPORATION’S STOCK (INCLUDING COMMON STOCK AND PREFERRED STOCK) IN EXCESS OF 9.8% OF THE AGGREGATE VALUE OF THE CORPORATION’S OUTSTANDING STOCK; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE ARTICLES OF INCORPORATION OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE ARTICLES OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Section 7.11 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remainder of this Article VII shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 7.12 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any successor exchange. The shares of Common Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VII after such settlement.

Section 7.13 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.14 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

MATTERS RELATING TO THE POWERS OF THE

CORPORATION AND ITS BOARD OF DIRECTORS AND STOCKHOLDERS

Section 8.1 Matters Relating to the Corporation.

8.1.1 Business Combinations. Unless otherwise determined by a resolution of the Board of Directors of the Corporation, and notwithstanding any other provision of this Charter or any contrary provision of law, the Corporation elects not to be subject to any of the provisions of Title 3, subtitle 6 of the MGCL with regard to any “business combination” (as defined in Section 3-601(e) of the MGCL) of the Corporation and any individual or entity. Notwithstanding the foregoing, the Corporation shall not engage in any “business combination” (as defined in Section 3-601(e) of the MGCL) with any individual or entity unless such business combination is approved by the affirmative vote of holders of shares of the capital stock of the Corporation entitled to cast at least a majority of all votes entitled to be cast on the matter.

Section 8.2 Matters Relating to the Board of Directors.

8.2.1 Authority as to Capitalization. The Board of Directors of the Corporation, with the approval of a majority of the entire Board of Directors and without action by the stockholders of the Corporation, may amend this Charter to increase or decrease the aggregate number of shares of capital stock of the Corporation or the number of shares of capital stock of any class that the Corporation has authority to issue.

8.2.2 Authority as to Stock Issuances. The Board of Directors of the Corporation may authorize the issuance, from time to time, of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in this Charter or the Bylaws of the Corporation or in the laws of the State of Maryland. The Board of Directors shall manage all money and property received for the issuance of shares of stock of the Corporation for the benefit of the stockholders of the Corporation. The Board of Directors may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

8.2.3 Authority as to Bylaws. Except as provided in Section 8.3.5 hereof, the Board of Directors shall have exclusive authority to amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws.

8.2.4 Manner of Election. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

8.2.5 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors (or remove such additional directors, once elected) under specified circumstances, any director may be removed from office at any time, but only for “cause” and only by the affirmative vote of holders of shares of the capital stock of the Corporation entitled to cast at least a majority of all votes entitled to be cast generally in the election of directors. For the purpose of this Section 8.2.5, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

8.2.6 Permissible Criteria for Consideration of Best Interest. In determining what is in the best interest of the Corporation in connection with a possible transaction, a director of the Corporation shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on the Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Corporation’s employees, suppliers, creditors and customers and others dealing with the Corporation and on the communities in which the Corporation operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Corporation; (iv) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (v) the future value of the Corporation’s securities; (vii) any legal or regulatory issues raised by the transaction; and (viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial objections of such other party or parties.

8.2.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves shall have been created shall have been paid or discharged); (iii) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and (iv) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

8.2.8 Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VIII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of this Charter, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the laws of the State of Maryland as now or hereafter in force.

8.2.9 Alteration of Authority Granted to the Board. The affirmative vote of that proportion of the then-outstanding shares of capital stock of the Corporation necessary to approve an amendment to this Charter, voting as a single class, shall be required to amend, repeal or adopt any provision inconsistent with a provision of this Section 8.2.

8.2.10 REIT Qualification. The Board of Directors shall use its best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs (as those terms are defined in Section 7.1 hereof). In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Corporation as a REIT; provided, however, that in the event that the Board of Directors determines, in its sole discretion, that it no longer is in the best interests of the Corporation to qualify as a REIT, the Board of Directors shall take such actions as are required by the Code, the MGCL and other applicable law, to cause the matter of termination of qualification as a REIT to be submitted to a vote of the stockholders of the Corporation pursuant to Section 8.3.2 hereof.

Section 8.3 Matters Relating to the Stockholders.

8.3.1 Liability of Stockholders. A holder of shares of Common Stock or Preferred Stock, or an owner of any beneficial interest in such shares, is not under an, and shall not have any, obligation or liability of any nature whatsoever to the Corporation or to its obligees with respect to: (i) such shares other than the obligation to pay to the Corporation the full amount of the consideration, fixed in compliance with the MGCL, for which such shares were issued; (ii) any contractual obligation of the Corporation on the basis that the holder or owner is or was the alter ego of the Corporation, or on the basis of actual fraud or constructive fraud, a sham to perpetrate a fraud, or other similar theory; or (iii) any obligation of the Corporation on the basis of the failure of the Corporation to observe any formality, including the failure to (1) comply with any requirement of the MGCL or of this Charter or of the Bylaws of the Corporation; or (2) observe any requirement prescribed by the MGCL or by this Charter or the Bylaws of the Corporation for acts taken by the Corporation, its Board of Directors or its stockholders.

8.3.2 Termination of REIT Status. Anything contained in this Charter to the contrary notwithstanding, the affirmative vote of the holders of at least a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote on the matter, voting as a single class, and the approval of the Board of Directors, shall be required to terminate voluntarily the Trust’s status as a REIT (as that term is defined in Section 7.1 hereof).

8.3.3 No Cumulative Rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, the stockholders of the Corporation shall not have cumulative voting rights in the election of directors.

8.3.4 No Preemptive Rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, no holders of stock of the Corporation, of whatever class or series, shall have any preferential right of subscription for the purchase of any shares of any class or series or for the purchase of any securities convertible into shares of stock of any class or series of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may determine, and for such consideration as the Board of Directors, in its sole discretion, may fix; and except as may be expressly provided with respect to any class or series of Preferred Stock, any shares of stock of any class or series of convertible securities which the Board of Directors may determine to offer for subscription to the holders of stock may, as the Board of Directors shall determine in its sole discretion, be offered to holders of any then-existing class, classes or series of stock or other securities to the exclusion of holders of any or all other then-existing classes or series of securities.

8.3.5 Authority as to Bylaws. The stockholders of the Corporation shall have no authority to amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws unless (i) specifically authorized to do so by a resolution duly adopted by the Board of Directors, or (ii) any Bylaw duly adopted as herein provided expressly vests authority in the stockholders of the Corporation to amend or repeal any such Bylaw, or provides that any such Bylaw may not be amended or appealed without such approval of the stockholders of the Corporation as may be therein provided.

8.3.6 Voting Requirement. Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares of the capital stock of the Corporation entitled to cast a majority of all votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages, except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in such proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In addition to, and in no respect whatsoever in limitation of, the foregoing, the liability of each director and officer of the Corporation for monetary damages shall be eliminated to the fullest extent permitted under the laws of the State of Maryland, as the same exist or may be hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits broader elimination or limitation of liability of a director or officer than said law permitted prior to such amendment), and no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages except to the extent, and only to the extent, such elimination or limitation of liability is expressly prohibited under the laws of the State of Maryland, as the same exist or may be hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits broader elimination or limitation of liability of a director than said law permitted prior to such amendment). If after the date hereof the laws of the State of Maryland are amended to authorize broader elimination or limitation of liability of a director or officer, upon the effective date of such amendment the liability of a director or officer shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the laws of the State of Maryland as so amended. The provisions of this Article IX shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while such provisions are in effect, and each such director and officer shall be deemed to be serving as such in reliance on the provisions of this Article IX. No repeal or amendment of this Charter shall adversely affect any right or any elimination or limitation of liability of a director or officer existing at the time of the repeal or amendment.

ARTICLE X

INDEMNIFICATION

Each person who is or was or who agrees to become a director or officer of the Corporation, or each person who, while a director of the Corporation, is or was serving or who agrees to serve, at the request of the Corporation, as a director, officer, partner, joint venturer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, and shall be entitled to have paid on his behalf or be reimbursed for reasonable expenses in advance of final disposition of a proceeding, in accordance with the Bylaws of the Corporation, to the full extent permitted from time to time by the Maryland General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the

Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws presently or hereafter in effect. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to any employee or agent of the Corporation, in accordance with the Bylaws of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article X. Any amendment or repeal of this Article X shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal and shall not adversely affect any right or protection then existing pursuant to any such indemnification agreement.

ARTICLE XI

AMENDMENT

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Charter any other provisions authorized by the laws of the Maryland at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Charter in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI; provided, however, that any amendment or repeal of Articles IX, X or this Article XI of this Charter shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal. Any amendment to this Charter shall be valid only if approved by the affirmative vote of holders of shares of the capital stock of the Corporation entitled to cast at least a majority of all votes entitled to be cast on the matter.

THIRD: This amendment and restatement of the Charter of the Corporation has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The Corporation currently has authority to issue one hundred shares (100) shares of capital stock, all of one class of common stock, par value $0.01 per share. The current aggregate par value of all of the authorized shares of all classes of capital stock having par value is One Dollar ($1.00). The number, classes, par values and preferences, rights, powers, restrictions, limitations, qualifications, terms and conditions of the shares of the capital stock that the Corporation will have authority to issue upon the effectiveness of this amendment and restatement of its Charter are as set forth in Article VI of the foregoing amendment and restatement of such Charter.

FIFTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the Charter of the Corporation.

SIXTH: The name and address of the current resident agent of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter of the Corporation.

SEVENTH: The number of directors of the Corporation and the names of those currently in office are set forth in Article V of the foregoing amendment and restatement of the Charter of the Corporation.

IN WITNESS WHEREOF, American Campus Communities, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf on this      day of July, 2004, by its President and Chief Executive Officer, who acknowledges that these Articles are the act of the Corporation and that, to the best of his knowledge, information and belief, and under penalties for perjury, all matters and facts contained these Articles are true in all material respects.

By:
William C. Bayless, Jr. Title: President and Chief Executive Officer

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